SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2003

CORNERSTONE PROPANE PARTNERS, L.P.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	1-12499	77-0439862
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

432 Westridge Drive, Watsonville, CA 95076
(Address of Principal Executive Offices, including Zip Code)

(831) 724-1921
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5 — Other Events

Background.  On September 11, 2002, CornerStone Propane Partners, L.P. (the “Partnership”) filed a Current Report on Form 8-K to announce that it had not completed the preparation of the Partnership’s financial statements related to the fiscal year ended June 30, 2002, and that it would be unable to prepare and file its annual report on Form 10-K for the fiscal year ended June 30, 2002 (the “Form 10-K”) by the September 30, 2002 deadline.  On November 18, 2002 the Partnership filed a Current Report on Form 8-K to announce that it would be unable to prepare and file its quarterly report on Form 10-Q (the “Form 10-Q”) for the period ended September 30, 2002 by the November 14, 2002 deadline. The Partnership has not yet filed the Form 10-K or the Form 10-Q.

Write-Off of Goodwill Pursuant to Statement of Financial Accounting Standards No. 142.  In connection with the preparation of its financial statements for the fiscal year ended June 30, 2002, the Partnership has completed the preparation of a detailed analysis of the appropriate value of goodwill and other intangible assets pursuant to the requirements of  SFAS No. 142.  The Partnership engaged an independent appraisal firm to determine the value of the Partnership’s goodwill and other intangible assets.  The range of values for goodwill and other intangibles indicate that the Partnership’s financial statements for the fiscal year ended June 30, 2002 will reflect a material write-off of goodwill. The Partnership has determined that such write-off will be approximately $150 million.

Inability to Prepare and File Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Partnership has determined that its financial statements for the years ended June 30, 2001 and June 30, 2000, and the interim periods therein (collectively, the “Prior Period Financial Statements”) need to be restated in accordance with the requirements of the Securities and Exchange Commission’s rules and regulations, due to matters described below. The Partnership is continuing to work to complete the preparation of the Partnership’s financial statements for the fiscal year ended June 30, 2002. Deloitte & Touche has informed the Partnership that, in the event that Deloitte & Touche is able to complete its engagement to audit the Partnership’s financial statements for the year ended June 30, 2002, based on present circumstances it is likely that any report issued in connection therewith would disclaim an opinion on the Consolidated Statement of Operations, Consolidated Statement of Cash Flows and Consolidated Statement of Partners’ Capital to be included in the Partnership’s financial statements for the fiscal year ended June 30, 2002.  Further, Deloitte & Touche has informed the Partnership that the reason for its disclaimer referred to above is that Deloitte & Touche is not able to rely on the Partnership’s financial statements for the year ended June 30, 2001, because the restatement of such financial statements as discussed below results in those financial statements being unaudited. Deloitte & Touche has advised the Partnership that it is unwilling to accept an audit engagement related to the Prior Period Financial Statements due to the following:

1)  the existence of known errors (which are discussed in further detail below) in the Partnership’s Prior Period Financial Statements; and

2)  deficiencies in the Partnership’s supporting records for fiscal year 2001 as reported to the Partnership in a letter received from its former auditor Arthur Andersen LLP, which has ceased operations, which notified the Partnership of material weaknesses in internal controls during the fiscal year ended June 30, 2001.

Further, Deloitte & Touche has advised the Partnership that it expects to issue a letter communicating material weaknesses in internal controls during the year ended June 30, 2002.  Deloitte & Touche has informed the Partnership that based upon their work performed to date the contents of the letter will include a comment with respect to inadequate internal controls over property, plant and equipment.

In addition, Deloitte & Touche has informed the Partnership that, in the event that Deloitte & Touche is able to complete its engagement to audit the Partnership’s financial statements for the year ended June 30, 2002,  based on present circumstances it is likely that any report issued in connection therewith will contain an explanatory paragraph regarding substantial doubt about the ability of the Partnership to continue as a going concern.  See the Partnership’s Current Reports on Form 8-K referred to in the first paragraph of this Current Report for a discussion of the Partnership’s operating and financial difficulties.

The Partnership does not believe that it will be able to complete and file an annual report on Form 10-K for the fiscal year ended June 30, 2002 that meets the Securities and Exchange Commission’s requirements due to the Prior Period Financial Statements after the restatements described below not having been reaudited and the likely disclaimer on the Consolidated Statement of Operations, Consolidated Statement of Cash Flows and Consolidated Statement of Partners’ Capital for the fiscal year ended June 30, 2002.  In addition,  the Partnership does not believe that it will be able to complete and file Quarterly Reports on Form 10-Q for the periods ended September 30, 2002 and December 31, 2002 (together, the “Form 10-Qs”) that meet the Securities and Exchange Commission’s requirements.  The Partnership’s inability to prepare and file the Form 10-Qs that meet Securities and Exchange Commission’s requirements is due to the Partnership’s inability to provide the comparative financial information found in the Prior Period Financial Statements which is required by Form 10-Q. In light of the financial condition of the Partnership, the Partnership has not yet determined whether to seek to engage another accounting firm to audit prior years.

Known Adjustments to and Need to Restate Prior Period Financial Statements.   In preparing the financial statements for the fiscal year ended June 30, 2002, the Partnership has determined that certain errors arising from mistakes in the application of accounting principles, as discussed in Accounting Principle Board Opinion No. 20, Accounting Changes (“APB No. 20”), were made with respect to the Prior Period Financial Statements.  In accordance with APB No. 20 these errors would result in prior period adjustments.  The prior period adjustments which have been specifically identified and quantified to date relate to: (1) the allocation of purchase price as it relates to certain acquisitions dating back to 1997; and, (2) a change in the manner in which the Partnership recognized rental income on propane storage tanks.  The potential effects of these prior period adjustments are discussed in further detail below.  However, unless a reaudit is performed, the potential impact of the matters discussed in this Current Report on the Partnership’s Prior Period Financial Statements cannot be fully determined as additional material adjustments to the Partnership’s Prior Period Financial Statements may be required.  As noted above, Deloitte & Touche has advised the Partnership that it is unwilling to accept an engagement to audit the Partnership’s financial statements for fiscal years ended prior to July 1, 2001.

The Partnership has determined, based on a review of records from a physical inventory of propane storage tanks conducted during November 2000 and the Partnership’s current tank inventory records, that it is appropriate that amounts in the original allocations of purchase price related to propane storage tanks be reclassified to goodwill. Specifically, the Partnership has determined that an adjustment of approximately $26.0 million to the initial purchase price allocations should be made and that such adjustments and related reclassification of accumulated depreciation to accumulated goodwill amortization of $2.3 million should be reflected on the Consolidated Balance Sheet as at June 30, 2000.  Additionally, the Partnership has determined that an adjustment of the Consolidated Balance Sheet as at June 30, 2001, including reclassification of accumulated depreciation of approximately $3.0 million related to propane storage tanks to accumulated goodwill amortization should be made.  Thus, the net increase in goodwill before the SFAS No. 142 write-off amount noted above would be approximately $23.0 million as of June 30, 2001.  Because the Partnership adopted SFAS No. 142 effective July 1, 2001 there is no impact on “Income (loss) before cumulative effect in accounting principle” for the year ended June 30, 2001 of ($9,124,000), as the Partnership previously amortized both goodwill and depreciated propane storage tanks both over a period of 40 years.  The effect on “Income (loss) before cumulative effect in accounting principle” for the nine months ended March 31, 2002 of ($16,148,000) is to decrease such loss by approximately $0.5 million due to an overstatement of propane storage tank depreciation.

The Partnership has reviewed the manner in which it reported  and disclosed in the Partnership’s annual report on Form 10-K for the fiscal year ended June 30, 2001 (the “2001 Form 10-K”) the portion of the reported  change in accounting principle as of July 1, 2000 related to recognition of rental income on propane storage tanks. The Partnership has determined that this portion of the change in accounting principle should have been reported as a correction of an error through an adjustment to retained earnings for the earliest date presented.  The effect on the financial statements included in the 2001 Form 10-K of this determination by the Partnership would be a reduction in Partners’ Capital at June 30, 1998 of approximately $2.4 million as presented on the Consolidated Statements of Partners’ Capital and an increase on the Consolidated Balance Sheets of the deferred revenue liability by approximately $3.1 million as of June 30, 2001 and June 30, 2000.  The effect on the fiscal year  ended June 30, 2001  Consolidated Statement of Operations would be negligible.  The effect on the Revenues, Operating Income (Loss) and Net Income (Loss) for the fiscal years ended June 30, 2000 and June 30, 1999 would be an estimated (decrease) of approximately $(0.4) million and $(0.3) million, respectively.  The effect on the Fiscal 2001 quarterly Revenues, Operating Income (Loss) and Net Income (Loss) presented in Footnote 14. Quarterly Data (Unaudited) to the 2001 Form 10-K would be negligible.  The effect on the Fiscal 2000 quarterly Revenues, Operating Income (Loss) and Net Income (Loss) presented in Footnote 14. Quarterly Data (Unaudited) to the 2001 Form 10-K would be an estimated increase (decrease) of approximately $(1.8) million, $0.2 million, $0.7 million and $0.5 million, for the quarters ended September 30, December 31, March 31 and June 30, respectively.

The Partnership is continuing to work with its advisors to review its financial, strategic and legal restructuring options.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CornerStone Propane Partners, L.P.

Date: February 10, 2003	By:	/s/ Curtis G. Solsvig III

	Name:	Curtis G. Solsvig III

	Its:	Chief Executive Officer